Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 #33-49886) pertaining to the 1992 Long Term Compensation Plan, in the Registration Statement (Form S-8 #333-26409) pertaining to the 1994 Long Term Compensation Plan and 1997 Stock Option Plan for Outside Directors, in the Registration Statement (Form S-8 #33-84558) pertaining to Kohl’s Corporation Employee Savings Plan, and in the Registration Statement (Form S-8 #333-105264) pertaining to the 2003 Long Term Compensation Plan of our report dated February 23, 2004, with respect to the consolidated financial statements and schedule of Kohl’s Corporation included in this Annual Report (Form 10-K) for the year ended January 31, 2004.

Ernst & Young LLP

Milwaukee, WI

March 17, 2004